Exhibit 10.32
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 12, 2007 by and among Thermadyne Holdings Corporation, a Delaware corporation (“Holdings”), and Terry A. Moody (“Employee”).
RECITALS
     A. The Parties desire Employee to be employed by Holdings in the capacity of Executive Vice President of Global Operations; and
     B. The Parties desire to set forth the terms and conditions of such employment to which each Party will be bound.
     NOW THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Holdings and Employee do hereby covenant and agree as follows:
     SECTION 1. Basic Employment Provisions
     (a) Employment and Term. Holdings hereby employs Employee (hereinafter referred to as the “Employment”) as Executive Vice President of Global Operations of Holdings and of Holdings’ subsidiaries (hereinafter collectively and individually referred to as “Employers”) at Employers’ corporate office in St. Louis, Missouri, and Employee agrees to be employed by Employers in such capacity, all on the terms and conditions set forth herein. The Employment shall be for a period (the “Employment Period”) that will commence on July 29, 2007 (the ‘Effective Date”) and continue for 2 years thereafter, unless the Employment is earlier terminated as provided herein. Unless Employee is timely provided a notice of non-renewal or the Employment is earlier terminated as provided herein, on the second anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the Employment Period shall automatically renew for a one-year period, on the same terms and conditions contained herein (unless earlier terminated), such that the Employment Period shall extend for a period of one year from the date of each such extension. The Employers must provide Employee with written notice not less than 90 days in advance of the applicable anniversary of the Effective Date in order to avoid renewal of the Employment Period on such anniversary date as described above. Notice shall be deemed given on the date it is received by the Employee. If Employers elect not to renew the Employment Period in accordance with this Section l(a), Employee shall be entitled to continue to receive from Employers his then current basic compensation hereunder, such amount to continue to be paid in accordance with the payroll practices of Employers for a period equal to twelve months from the expiration of the Employment Period. If, however, the Employment Period is not renewed, the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”), and payments under this Section l(a) are not a separation pay arrangement within the meaning of Prop. Treasury Reg. 1.409A-l(a)(9) or any successor Treasury Regulations, the payment of Employee’s current basic compensation shall be paid for a period of twelve consecutive months commencing with the seventh consecutive month immediately following the month in which the Employment Period ends.
     (b) Duties. Employee shall be subject to the direction and supervision of the CEO and, as the Executive Vice President of Global Operations shall have those duties and responsibilities which are assigned to him during the Employment Period by the CEO consistent with his position. The parties expressly acknowledge that the Employee shall devote substantially all of his business time and attention to the transaction of Employers’ businesses as is necessary to discharge his supervisory management responsibilities hereunder. The foregoing will not preclude reasonable participation in civic and community organizations, and participation as a member of the board of directors of at least one company will be permitted. Employee agrees to perform faithfully the duties assigned to him to the best of his ability.
     SECTION 2. Compensation.
     (a) Salary. Employers shall pay to Employee during the Employment Period a salary as basic compensation for the services to be rendered by Employee hereunder. The initial amount of such salary shall be $315,000 per annum. Such salary shall be reviewed no less frequently than annually by the CEO and may be increased upon the approval of the CEO, subject to the approval of the Board of Directors of Holdings. Such salary shall accrue and be payable in accordance with the payroll practices of Employers in effect from time to time. All such payments shall be subject to deduction and withholding authorized or required by applicable law.
     (b) Bonus. During the Employment Period, Employee shall additionally participate in an annual bonus plan providing for an annual bonus opportunity of not less than 37.5% of Employee’s annual salary for each calendar year, in accordance with the terms set forth in Employers’ then current Management Incentive Plan. Employee agrees and acknowledges that any bonus award for 2007 will be prorated based on Effective Date of Employee’s employment.
     (c) Benefits. During the Employment Period, Employee shall be entitled to participate in such employee benefit plans, programs and arrangements made available to, and on the same terms as, other similarly situated executives of Employers, including, without limitation, 401(k) plans, employee stock purchase plans, and any other retirement plans, health, group life (with optional additional coverage), short term disability, long term disability (not to exceed 60% of Employee’s annual salary otherwise payable to him for the applicable period), hospitalization and such other benefit programs as may be approved from time to time by Employers for their executives. Employee shall be entitled to 4 weeks paid vacation per year. Nothing herein shall affect Employers’ right to amend, modify or terminate any retirement or other benefit plan at any time on a company-wide basis for similarly situated executives.
     (d) Stock Options. Holdings shall grant Employee stock options (the “Options”) to purchase up to 17,500 shares of the common stock of Holdings as well as presenting employee with 3,200 Restricted Stock Shares in accordance with the terms and conditions of Thermadyne Holdings Corporation 2004 Stock Incentive Plan. The exercise price of the Options shall be equal to the closing bid price per share of Holdings common stock on the over-the-counter market as of the close of business immediately preceding the Effective Date. Grant date for long term incentives is the last day of the quarter of Employee’s hire, or September 30, 2007. Options will vest based on average return on invested operating capital (“Average ROIOC”) over a 3 year period, beginning on January 1, 2007, and ending on December 31, 2009 (“Target Period”). Subject to applicable securities laws, the Options granted pursuant to this Agreement shall vest and be exercisable as of May 1,2010, as follows: (i) If Average ROIOC for the Target Period is 35% or more, 100% of the Options shall be vested and exercisable; (ii) if Average ROIOC for the Target Period is 30%, 67% of the Stock Option shall be vested and exercisable; (iii) if Average ROIOC for the Target Period is 25%, then 33% of the Options shall be vested and exercisable; and (iv) if Average ROIOC during the Target Period does not reach 25%, the Options are forfeited and no longer exercisable. The parties agree and acknowledge that incremental amounts of the Options will vest for Average ROIOC between 25% and 30% and Average ROIOC between 30% and 35%. For example, if Average ROIOC is 28%, then 53% of the Stock Option would be vested and exercisable.
     (e) Lump Sum Bonus. Employers will pay Employee a one-time, lump sum bonus in consideration of the retention bonus that Employee was due to receive from his current employer (“Retention Bonus”). The amount of the Retention Bonus will be $50,000 less the amount paid to Employee by his current employer as and for the Retention Bonus and all applicable withholdings. The Retention Bonus shall be paid within 30 days after Employee provides evidence of the amount that his previous employer has paid towards the Retention Bonus. The following example is meant to illustrate how this provision is to work: Assume that on August 1, 2007, Employee receives $32,000 as the retention bonus from his former employer. Employee’s lump sum bonus from Employers would be $18,000 less all applicable withholdings and would be due and payable by August 31, 2007.
     (f) Relocation Compensation. In accordance with Employers’ current relocation policy, Employers will pay employee $26,250 in a lump sum for expenses incurred by Employee in connection with Employee’s relocation to St. Louis. In addition, Employers will pay Employee $11,000 to allow Employee to repay his relocation expenses that are owed to his current employer..
     (g) Tuition Reimbursement. Employee will be reimbursed for attending any management development programs that are approved by Holdings’ CEO.
     SECTIONS 3. Termination
     (a) Death or Disability. Employment of Employee under this Agreement shall terminate automatically upon the death or total disability of Employee. For the purpose of this Agreement, Employee shall be totally disabled if he is disabled within the meaning of Code Section 409A(a)(2)(C).

     (b) Cause. The CEO, subject to the prior approval from the Board of Directors, may terminate the Employment of Employee under this Agreement for Cause. For the purposes of this Agreement, “Cause” shall be deemed to be (i) an act of willful misconduct, fraud, embezzlement, theft, or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the Employers; (ii) an intentional act or failure to act, which is committed by the Employee and which causes or can be expected to imminently cause material injury to any of the Employers; (iii) a material breach of this Agreement that is not cured by the Employee within 15 days after written notice from the CEO specifying the breach and requesting a cure; or (vi) habitual abuse of alcohol, narcotics or other controlled substances which impairs Employee’s ability to perform Employee’s duties hereunder.
     (c) Without Cause. Any of the Employers, acting alone, may terminate the Employment of Employee under this Agreement without Cause.
     (d) Constructive Termination, Employee may elect to terminate his Employment under this Agreement upon a Constructive Termination Without Cause, as defined below. For purposes of this Agreement, “Constructive Termination Without Cause” shall mean a termination of the Employee’s employment at his initiative following the occurrence, without the Employee’s prior written consent, of one or more of the following events:
     (i) any failure by the Employers to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Employers within 30 days after receipt of written notice thereof given by the Employee;
     (ii) any reduction in salary, bonus percentage or material reduction in duties;
     (iii) any purported termination by the Employers of the Employee’s employment otherwise than as expressly permitted by Section 3(b) of this Agreement;
     (iv) any failure by the Employers to comply with and satisfy the provisions of Section 6 hereof, or failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent the Employers would be required to perform it if no such succession had taken place, provided, in either case, that the successor contemplated by Section 6 hereof has received, at least 10 days prior to the giving of notice of constructive termination by the Employee, written notice from the Employers or the Employee of the requirements of the provisions of Section 6 or of such failure. Employers agree to provide copy of this agreement to any such successor prior to the succession.

     (v) The Employers shall relocate its principal executive offices or require the Employee to have his principal location of work changed, in either case, to any location which is in excess of 45 miles of its current location.
     SECTION 4. Compensation Following Termination.
     (a) Death. If the Employment Period is terminated pursuant to the provisions of Section 3(a) above due to the death of Employee, this Agreement shall terminate, and no further compensation shall be payable, except that Employee’s estate, heirs or beneficiaries, as applicable, shall be entitled to receive (i) Employee’s then current basic compensation through the end of the month in which Employee’s death occurred, (ii) a pro rata portion (based on a fraction the numerator of which is the number of days Employee worked in the year of Employee’s death and the denominator of which is 365) of the bonus as set forth in Section 2(b) which Employee would have been entitled to receive for the year in which termination occurs if the performance objectives established in Employers’ Management Incentive Plan are achieved, and (iii) any un-reimbursed expenses pursuant to Section 5 below, and, thereafter, Employers shall have no further obligations or liabilities hereunder to Employee’s estate or legal representative or otherwise, other than the payment of benefits, if any, pursuant to Section 2(c).
     (b) Disability. If the Employment Period is terminated pursuant to the provisions of Section 3(a) above due to Employee’s total disability as determined thereunder, this Agreement shall terminate, and (i) Employers will continue the payment of Employee’s basic compensation at the then current rate until the earlier of (A) the benefits under any long-term disability insurance provided by Employers commences or (B) 180 days from the date of such total disability, (ii) Employers shall pay a pro rata portion (based on a fraction the numerator of which is the number of days Employee worked in the year Employee became totally disabled and the denominator of which is 365) of the bonus as set forth in Section 2(b) which Employee would have been entitled to receive for the year in which termination occurs if the performance objectives established in Employers’ Management Incentive Plan are achieved, and (iii) Employers shall pay any un-reimbursed expenses pursuant to Section 5 below. Thereafter, Employers shall have no obligation for basic compensation or other compensation payments to Employee during the continuance of such total disability.
     (c) Termination for Cause or Voluntary Termination. If the Employment Period is terminated for Cause pursuant to Section 3(b) or voluntarily by the Employee for reasons other than those described in Section 3(a) or 3(d) above, no further compensation or benefits shall be paid to Employee after the date of termination, but Employee shall be entitled to receive benefits to which he is or may become entitled pursuant to any benefit plan which by its terms survive termination.
     (d) Termination Without Cause; Constructive Termination. If the Employment Period is terminated pursuant to Section 3(c) or 3(d) above, Employee shall be entitled (i) to continue to receive from Employers his then current basic compensation hereunder, such amount to continue to be paid in accordance with the payroll practices of Employers for a period equal to 12 months, (ii) to receive within 30 days of termination a bonus in an amount that shall be the lesser of Employee prior year bonus paid pursuant to Section 2(b), or 50% of of Employee’s annual base compensation, and (iii) during such 12-month period, to continue to receive the benefits to which he would otherwise be entitled during the Employment Period pursuant to Section 2(c) above; provided that Employee shall continue to make the same contributions toward such coverage as Employee was making on the date of termination, with such adjustments to contributions as are made generally for all Employers’ employees. If the Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time the Employment Period expires and payments under this Section 4(d) are not a separation pay arrangement within the meaning of Prop. Treasury Reg. 1.409A-l(a)(9) or any successor Treasury Regulations, the payments under Section 4(d)(i) shall be paid for a period of 12 consecutive months commencing with the seventh consecutive month immediately following the month in which the Employment Period ends. Provided, however, that Employee shall no longer be entitled to participate in any of Employers’ 401K plans, employee stock purchase plans or any other retirement plans. Employee shall have the option to receive the present value of the benefits (at a 12% discount) described in the immediately preceding sentence in a lump sum payment, with such option to be exercised by Employee in writing within 30 days of termination and Employer shall make such lump sum payment within 30 days of receiving the written notice from Employee. In the event of Employee’s death during such 12-month period, such continuation of compensation and benefits shall cease upon Employee’s death. In the event Employee obtains employment elsewhere during such 12-month period, such compensation and benefits shall continue for the period described above notwithstanding such reemployment of Employee. The sums received by Employee under this Section 4(d) shall be considered liquidated damages in respect of claims based on any provisions of this Agreement or Employee’s employment with Employers and the commencement of the payment of such sums by Employers shall not begin until Employee executes and delivers a general release of all such claims in form and substance mutually satisfactory to Employers and Employee.
     SECTION 5. Expense Reimbursement. Upon the submission of properly documented expense account reports, Employers shall reimburse Employee for all reasonable business-related travel and entertainment expenses incurred by Employee in the course of his Employment with Employers. Unless otherwise expressly provided in this Agreement, Employers’ obligations under this Section 5 shall terminate upon the termination of the Employment Period, except for any expenses eligible for reimbursement hereunder that are incurred prior to such termination.
     SECTION 6. Assignability Binding Nature. This Agreement shall be binding and inure to the benefit of the parties, and their respective successors, heirs (in the case of Employee) and assigns. No obligations of the Employers under this Agreement may be assigned or transferred by the Employers except that such obligations shall be assigned or transferred (as described below) pursuant to a merger or consolidation of Holdings in which Holdings is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Employers, provided that the assignee or transferee is the surviving entity or successor to all or substantially all of the assets of the Employers and such assignee or transferee assumes the liabilities, obligations and duties of the Employers, as contained in this Agreement, either contractually or as a matter of law. As used in this Agreement, the “Employers” and “Holdings”

shall mean the Employers and Holdings as hereinbefore defined, respectively, and any successor to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
SECTION 7. Confidential Information.
     (a) Non-Disclosure. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Employers, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employers or any subsidiary of Employers without the prior written consent of the CEO.
     (b) Definition. As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through the Employment about Employers or any subsidiary of Employers, or their respective businesses, products and practices which information is not generally known in the business in which Employers or any subsidiary of Employers is or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) directly available to the public from a source other than Employee, (ii) released in writing by Employers to the public or to persons who are not under a similar obligation of confidentiality to Employers and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employers, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by either Employers for the benefit of Employee. In the event Employee believes that he is free to disclose or utilize Confidential Information under Section 7(b), he shall give written notice of the same to Employers at least 30 days prior to the release or use of such Confidential Information and shall specify the claimed exemption and the circumstances giving rise thereto.
     (c) Return of Property. Upon termination of the Employment, Employee will surrender to Employers all Confidential Information, including, without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Employers or any subsidiary of the Employers, and all copies thereof, and all other property belonging to the Employers or any subsidiary of the Employers, including, without limitation, company credit cards, cell phones, personal data assistants or other electronic devices, provided Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of any of the Employers.
SECTION 8. Agreement Not to Compete.
     (a) Termination for Cause. In the event that Employee is terminated for Cause pursuant to Section 3(b) above or voluntarily terminates his Employment with Employers other than as a Constructive Termination pursuant to Section 3(d) above, Employee hereby agrees that for a period of 12 months following such termination, he shall not, either in his own behalf or as a partner, officer, director, member, manager, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employers or any subsidiary of Employers are then engaged and situated within any country. Nothing contained in this Section 8(a) shall be construed as restricting the Employee’s right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof.
     (b) Termination Without Cause or for Disability; Constructive Termination. In the event that the Employment of Employee is terminated by Employers without Cause pursuant to Section 3(c) above, or as a result of the total disability of Employee or by Employee as a Constructive Termination pursuant to Section 3(a) and 3(d) above, respectively, Employee hereby agrees that during the period that Employee accepts payments from the Employers pursuant to a disability plan sponsored by Employers pursuant to Section 2(c) and 4(b) above or payments pursuant to Section 4(d) above, as applicable, neither he nor any affiliate shall, either in his own behalf or as a partner, officer, director, member, manager, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any, corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employers or any subsidiary of Employers is then engaged and situated within any country. Nothing contained in this Section 8(b) shall be construed as restricting the Employee’s right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof.
     SECTION 9. Agreement Not to Solicit Employees. Employee agrees that, for a period of 12 months following the termination for any reason, neither he nor any affiliate shall, on behalf of any business engaged in a business competitive with Employers or any subsidiary of Employers, solicit or induce, or in any manner attempt to solicit or induce any person employed by, or any agent of, any Employers or any subsidiary of Employers to terminate his or her employment or agency, as the case may be, with any Employers or such subsidiary.
SECTION 10. Injunctive Relief and other Remedies.
     (a) Injunctive Relief. Employee acknowledges and agrees that the covenants, obligations and agreements of Employee contained in Section 7, Section 8, Section 9 and this Section 10 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employers irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employers shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of such covenants, obligations or agreements.

     (b) Other Remedies. If Employee violates the provisions of Section 7, Section 8, or Section 9 after the Employment of Employee is terminated for any reason, and fails to cease or cure such violation within thirty (30) days after the receipt by Employee of written notice of violation from Holdings, the right of Employee to receive any further payment pursuant to this Agreement shall immediately terminate and the payments made to Employee subsequent to the termination of Employee’s Employment pursuant to this Agreement shall be returned to Employers by Employee within thirty (30) days after receipt of written notice from Employers of such violation. The injunctive remedies and other remedies described in this Section 10 are cumulative and in addition to any other rights and remedies Employers may have.
     SECTION 11. No Violation. Employee hereby represents and warrants to Employers that the execution, delivery and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which the Employee or, to the best knowledge of Employee, any of Employee’s affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee’s affiliates may be bound or affected.
     SECTION 12. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.
     SECTION 13. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, (i) one day after deposit with a nationally recognized overnight express courier service with receipt of deposit confirmed, or (ii) two days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Employers:	Thermadyne Holdings Corporation Attn: Chief Executive Officer 16052 Swingley Ridge Road, Suite 300 St. Louis, MO 63017 Fax: 636.728.3010

and

Thermadyne Holdings Corporation Attn: General Counsel 16052 Swingley Ridge Road, Suite 300 St. Louis, MO 63017 Fax: 636.728.3010

Employee:	Mr. Terry A. Moody P.O. Box 72 Calexico, CA 92232-0072

     SECTION 14. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance for this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     SECTION 15. Amendments. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by an officer of Employers and by Employee.
     SECTION 16. Waiver. No delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.
     SECTION 17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.
     SECTION 18. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Missouri.
     SECTION 19. Resolution of Disputes; Arbitration. Any dispute arising out of or relating to this Agreement or Employee’s employment with Employers or the termination thereof shall be resolved first by negotiation between the parties. If such negotiations leave the matter unresolved after 60 days, then such dispute or claim shall be resolved by binding confidential arbitration, to be held in St. Louis, Missouri, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator in any arbitration provided for herein will be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association. Both parties hereby voluntarily waive any right to trial by jury. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall be responsible for their own costs and expenses under this Section 19, although the arbitrator shall have the right and jurisdiction to award costs and attorneys’ fees to the prevailing (in the opinion of the arbitrator) party. Nothing in this Section 19 shall limit the Employers’ right to obtain an injunction, restraining order or other equitable relief pursuant to Section 10.

     SECTION 20. Payment Upon Death of Employee. In the event of the death of Employee during the term hereof, any unpaid payments due either prior to Employee’s death or after Employee’s death shall be payable as designated by Employee prior to his death in writing to Employers, or, in the absence of such designation, as designated in the depositive investments or beneficiary designation of Employee duly executed by Employee according to law. In the event of the death of all such persons so designated by Employee, either prior to the death of the Employee or during any time when payments are due as provided herein, or in the event Employee fails to so designate prior to his death, or withdraws all such designations, said payments thereafter shall be made to Employee’s estate.
     SECTION 21. Prior Employment Agreements. This Agreement supersedes any and all other prior employment, change-in-control, severance or similar agreements between Employee and Employers.
     SECTION 22. Jointly and Severally Liable. Each of the Employers that have signed below is a party to this Agreement and is jointly and severally liable for the obligations of Employers set forth in this Agreement.
     SECTION 23. Withholding Taxes. All payments under this Agreement shall be net of appropriate withholding taxes.
     SECTION 24. Indemnification. Holdings will indemnify Employee to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the charter or by-laws of Holdings as in effect in effect at such time, or by the terms of any indemnification agreement between Holdings and the Employee, whichever affords greatest protection to Employee, and the Employee shall be entitled to the protection of any insurance policies Holdings may elect to maintain generally for the benefit of its officers and/or, during the Employee’s service in such capacity (if applicable), directors, (and to the extent Holdings maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Holdings officer or director); against all costs, charges, and expenses whatsoever incurred or sustained by Employee (including but not limited to any judgment entered by a court of law) at the time such costs, charges, and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Employee may be made a party by reason of his being or having been an officer or employee of Holdings, or serving as a director, officer or employee of an affiliate of Holdings, at the request of Holdings, other than any action, suit or proceeding brought against Employee by or on account of his breach of the provisions of an employment agreement with a third party that has not been disclosed by Employee to Holdings. The provisions of this Section 25 shall survive any termination of this agreement.
     SECTION 25. Stock Options/Change of Control. If a change of control occurs within 183 days of the effective date of this Agreement, Employee shall be paid, in a single, lump sum, cash payment within 30 days of the Change of Control, an amount equal to the product of the fair market value of a share of common stock of Holdings multiplied by 17,500 reduced by the total exercise price of the Options provided under Section 2(d). In this event, all Options granted Employee pursuant to Section 2(d) shall be cancelled and not exercisable and Employee shall not be entitled to any compensation under the terms of the Thermadyne Holdings Corporation 2004 Stock Incentive Plan (“stock plan”). “Fair market value” means the closing bid price per share of common stock of Holdings on the over-the-counter market as of the close of business on the effective date of the change of control or, if there is no trading on such date, as of the close of the last date immediately preceding the change of control when such Stock is traded. “Change of control” has the meaning as defined in the stock plan.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Executive Employment Agreement as of the date first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH
MAY BE ENFORCED BY THE PARTIES.

EMPLOYEE:

/s/ Terry A. Moody
Name: Terry A. Moody

Dated: 7-12-2007

EMPLOYERS:

Thermadyne Holdings Corporation

By:	/s/ Paul D. Melnuk Paul D. Melnuk
Title:	Chairman and Chief Executive Officer

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